                                                                   EXHIBIT 12.2

PROLOGIS

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS

(Dollar amounts in thousands)

                                   Nine Months Ended
                                      September 30,                     Year Ended December 31,
                                  -------------------   ----------------------------------------------------
                                    2000       1999       1999       1998       1997       1996       1995
                                  --------   --------   --------   --------   --------   --------   --------
Net Earnings from Operations .... $178,014   $113,268   $161,570   $102,936   $ 38,832   $ 79,384   $ 47,660
Add:
     Interest Expense ...........  128,542    126,478    170,746     77,650     52,704     38,819     32,005
                                  --------   --------   --------   --------   --------   --------   --------

Earnings as Adjusted ............ $306,556   $239,746   $332,316   $180,586   $ 91,536   $118,203   $ 79,665
                                  ========   ========   ========   ========   ========   ========   ========

Combined Fixed Charges and
  Preferred Share Dividends:
     Interest Expense ........... $128,542   $126,478   $170,746   $ 77,650   $ 52,704   $ 38,819   $ 32,005
     Capitalized Interest .......   12,772     11,029     15,980     19,173     18,365     16,138      8,599
                                  --------   --------   --------   --------   --------   --------   --------

         Total Fixed Charges ....  141,314    137,507    186,726     96,823     71,069     54,957     40,604

     Preferred Share Dividends...   42,675     42,391     56,835     49,098     35,318     25,895      6,698
                                  --------   --------   --------   --------   --------   --------   --------

Combined Fixed Charges and
  Preferred Share Dividends...... $183,989   $179,898   $243,561   $145,921   $106,387   $ 80,852   $ 47,302
                                  ========   ========   ========   ========   ========   ========   ========

Ratio of Earnings, as Adjusted
  to Combined Fixed Charges and
  Preferred Share Dividends .....      1.7        1.3        1.4        1.2        (a)        1.5        1.7
                                  ========   ========   ========   ========   ========   ========   ========


(a) Due to a one-time, non-recurring, non-cash charge of $75.4 million relating to the costs incurred in acquiring the management companies from a related party earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $14.9 million.